SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   March 1, 2013

OTTER TAIL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-53713 (Commission File Number)	27-0383995 (I.R.S. Employer Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On March 1, 2013, Otter Tail Power Company (“OTP”), a wholly owned subsidiary of Otter Tail Corporation (the “Company”), entered into a Credit Agreement (the “Loan Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan”) providing for a $40.9 million unsecured term loan (the “Term Loan”) to OTP due June 1, 2014, which was fully drawn on March 1, 2013.  Borrowings under the Loan Agreement will bear interest at LIBOR plus 0.875%.  The Loan Agreement permits OTP to use Loan proceeds to fund working capital, capital expenditures and other corporate purposes.  On March 1, 2013, OTP utilized approximately $25.1 million of Loan proceeds to fund the redemption price for all of the 4.65% Grant County, South Dakota Pollution Control Refunding Revenue Bonds and 4.85% Mercer County, North Dakota Pollution Control Refunding Revenue Bonds outstanding on that date, in each case for which OTP pays debt service.  All such bonds had been called for redemption in full on March 1, 2013.  Also on March 1, 2013, OTP utilized approximately $15.7 million of Loan proceeds to satisfy an intercompany note to the Company that represented the Company’s cumulative preferred shares which were redeemed on March 1, 2013.

The Loan Agreement, which is filed as Exhibit 4.1 to this Form 8-K, contains a number of restrictions on the business of OTP, including restrictions on its ability to merge, sell assets, make investments, create or incur liens on assets, guarantee the obligations of any other party, and engage in transactions with related parties. The Loan Agreement also contains affirmative covenants and events of default, as well as a financial covenant under which OTP may not permit the ratio of its Interest bearing Debt to Total Capitalization (as defined in the Loan Agreement) to be greater than 0.60 to 1.00.  The Loan Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in OTP’s credit ratings.  OTP’s obligations under the Loan Agreement are not guaranteed by any other party.  OTP may prepay borrowings without premium or penalty upon notice to JPMorgan as provided in the Loan Agreement.  In the event of certain “Senior Indebtedness Prepayment Events” as defined in the Loan Agreement, OTP must offer to prepay a ratable portion of the Term Loan, and if the Minnesota Public Utilities Commission issues an order disapproving of the Loan Agreement, OTP must repay the Loan as provided in the Loan Agreement.

The description of the terms of the Loan Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 4.1 to this Form 8-K.

JPMorgan and certain of its affiliates have had, and may in the future have, investment banking and other commercial dealings with the Company, OTP and their other affiliates, for which JPMorgan or its affiliates have received and may in the future receive customary compensation. Such dealings have included the following: (i) JPMorgan and its affiliate, J.P. Morgan Securities LLC (“JPMS”), are parties to the Company’s Third Amended and Restated Credit Agreement dated as of October 29, 2012, which creates a $150 million unsecured revolving credit facility that the Company can draw on to refinance certain indebtedness and support the operations of the Company and its subsidiaries; (ii) JPMorgan and JPMS are parties to OTP’s Second Amended and Restated Credit Agreement dated as of October 29, 2012, which creates a $170 million unsecured revolving credit facility that OTP can draw on to support the working capital needs and other capital requirements of its operations; (iii) JPMS entered into a Distribution Agreement with the Company on May 14, 2012, pursuant to which the Company may offer and sell its common shares, par value $5.00 per share, from time to time through JPMS, as the Company’s distribution agent for the offer and sale of the shares, up to an aggregate sales price of $75,000,000; and (iv) in connection with the offering and sale by the Company of $100,000,000 aggregate principal amount of its 9.000% Notes due 2016 in 2009, JPMS acted as a joint book-running manager.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference. As of March 1, 2013, $40.9 million was outstanding under the Loan Agreement.

Item 9.01     Financial Statement and Exhibits

(d)	Exhibits

	4.1	Credit Agreement dated as of March 1, 2013 between Otter Tail Power Company and JPMorgan Chase Bank, N.A.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: March 7, 2013

By /s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Credit Agreement dated as of March 1, 2013 between Otter Tail Power Company and JPMorgan Chase Bank, N.A.